FIRST NATIONWIDE HOLDINGS INC.
                           ANNOUNCES PLANS FOR ITS
                               ACQUISITION OF
                           CALIFORNIA FEDERAL BANK


     NEW YORK, NY -- (August 30, 1996) -- As previously announced, First Nationwide Holdings Inc. ("Holdings") has entered into an Agreement and Plan of Merger dated as of July 27, 1996 pursuant to which it will acquire Cal Fed Bancorp Inc. and its wholly owned subsidiary, California Federal Bank, A Federal Savings Bank (the "Cal Fed Acquisition"). Holdings is a holding company whose only significant asset is all the common stock of First Nationwide
Bank, A Federal Savings Bank ("First Nationwide"). Holdings intends to finance the Cal Fed Acquisition through (i) an issuance of approximately $525 million aggregate principal amount of senior subordinated notes (the "Notes"), (ii) a contribution by an indirect parent corporation of Holdings of approximately $145 million in cash in exchange for $150 million aggregate liquidation value of perpetual preferred stock of Holdings and (iii) existing cash. The offering of the Notes will not be registered under the Securities Act of 1933, as amended, and the Notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.


Contact: James T. Conroy
         212-572-5980